Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-223639

Ford Motor Credit Company LLC

Final Term Sheet

5.085% Notes due 2021
Floating Rate Notes due 2021

5.596% Notes due 2022
Floating Rate Notes due 2022

5.085% Notes due 2021

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 3, 2019

Settlement Date:	January 7, 2019

Stated Maturity:	January 7, 2021

Principal Amount:	$675,000,000

Interest Rate:	5.085%

Benchmark Treasury:	2.500% due December 31, 2020

Benchmark Treasury Yield and Price:	2.385%; 100-07 1/8

Spread to Benchmark Treasury:	+270 basis points

Yield to Maturity:	5.085%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.150%

Net Proceeds (Before Expenses) to Issuer:	$673,987,500 (99.850%)

Interest Payment Dates:	Semi-annually on each January 7 and July 7, beginning July 7, 2019
Redemption Provision:	The Notes are not subject to redemption prior to maturity.

Joint Book-Running Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC NatWest Markets Securities Inc. RBC Capital Markets, LLC

CUSIP/ISIN:	345397 ZK2 / US345397ZK23

Floating Rate Notes due 2021

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 3, 2019

Settlement Date:	January 7, 2019

Stated Maturity:	January 7, 2021

Principal Amount:	$325,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.150%

Net Proceeds (Before Expenses) to Issuer:	$324,512,500 (99.850%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+255 basis points

Initial Interest Rate:	5.345%

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Interest Reset Dates:	Quarterly on January 7, April 7, July 7 and October 7 of each year, commencing April 7, 2019

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on January 7, April 7, July 7 and October 7 of each year, commencing April 7, 2019 and ending on the Maturity Date

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC NatWest Markets Securities Inc. RBC Capital Markets, LLC

CUSIP/ISIN:	345397 ZL0 / US345397ZL06

5.596% Notes due 2022

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 3, 2019

Settlement Date:	January 7, 2019

Stated Maturity:	January 7, 2022

Principal Amount:	$1,400,000,000

Interest Rate:	5.596%

Benchmark Treasury:	2.625% due December 15, 2021

Benchmark Treasury Yield and Price:	2.346; 100-25 ¼

Spread to Benchmark Treasury:	+325 basis points

Yield to Maturity:	5.596%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$1,396,500,000 (99.750%)

Interest Payment Dates:	Semi-annually on each January 7 and July 7, beginning July 7, 2019

Redemption Provision:	The Notes are not subject to redemption prior to maturity.

Joint Book-Running Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC NatWest Markets Securities Inc. RBC Capital Markets, LLC

CUSIP/ISIN:	345397 ZM8 / US345397ZM88

Floating Rate Notes due 2022

Issuer:	Ford Motor Credit Company LLC

Trade Date:	January 3, 2019

Settlement Date:	January 7, 2019

Stated Maturity:	January 7, 2022

Principal Amount:	$350,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$349,125,000 (99.750%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+314 basis points

Initial Interest Rate:	5.935%

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Interest Reset Dates:	Quarterly on January 7, April 7, July 7 and October 7 of each year, commencing April 7, 2019

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on January 7, April 7, July 7 and October 7 of each year, commencing April 7, 2019 and ending on the Maturity Date

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC Goldman Sachs & Co. LLC NatWest Markets Securities Inc. RBC Capital Markets, LLC

CUSIP/ISIN:	345397 ZN6 / US345397ZN61

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, Deutsche Bank Securities Inc. at 1-800-503-4611, Mizuho Securities USA LLC at 1-866-271-7403 or Morgan Stanley & Co. LLC at 1-866-718-1649.